CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2004, except as to the reverse stock split described in Note 1, which is as of December 2, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of Exabyte Corporation, which appears in Exabyte Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado

June 19, 2006